SCHEDULE 14A
                                 (Rule 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14 (a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

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Check the appropriate box:
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Definitive Proxy Statement [ X]
Definitive Additional Materials [  ]
Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

                               KANKAKEE BANCORP, INC.
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                (Name of Registrant as Specified In Its Charter)

                     COMMITTEE TO PRESERVE SHAREHOLDER VALUE
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(Name of Person (s) filing Proxy Statement, if other than the Registrant)

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


                               KANKAKEE BANCORP, INC.
                                ________________

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 26, 2002
                               ___________________

             PROXY STATEMENT OF THE KANKAKEE BANCORP, INC. COMMITTEE
                 TO PRESERVE SHAREHOLDER VALUE (THE "COMMITTEE")
                              [OPPOSES THE BOARD OF
                        DIRECTORS OF KANKAKEE BANCORP, INC.]

This Proxy Statement and WHITE proxy card are being furnished to holders of the common stock (the "Stockholders"), par value $.01 per share (the "Common Stock") of Kankakee Bancorp, Inc. (the "Company") a Delaware Corporation, in connection with the solicitation of proxies (the "Proxy Solicitation") by the Kankakee Bancorp, Inc. Committee to Preserve Shareholder Value (the "Committee"). The Annual Meeting of Stockholders is to be held on April 26, 2002. Please refer to the Company's proxy statement for the time and location of this meeting (the "Annual Meeting"). Stockholders who own the Common Stock on March 4, 2002 will be entitled to vote ("Annual Meeting Record Date"). The Company's principal executive offices are located at 310 S. Schuyler Avenue, Kankakee, Illinois 60901.

At the Annual Meeting, the Company will be seeking (i) the election of two Directors for a term of three years or until a successor has been elected and qualified and (ii) ratification of the appointment of McGladrey & Pullen, LLP, independent auditors.

The Committee members own approximately 70,850 shares (5.80%) of the Company's outstanding Common Stock and are soliciting the votes of other Stockholders to elect two Directors at this year's Annual Meeting. The Committee is soliciting your proxy in support of the election of Lawrence Seidman ("Seidman") and Robert Williamson ("Williamson"), (the "Committee Nominees") to the Company's Board of Directors.

The Committee consists of Seidman and Associates, L.L.C. ("SAL"), a New Jersey Limited Liability Company; Seidman Investment Partnership, L.P.; ("SIP"), a New Jersey Limited Partnership; Seidman Investment Partnership II, L.P.("SIP II"), a New Jersey Limited Partnership; Kerrimatt, L.P. ("Kerrimatt"), a New Jersey Limited Partnership; Federal Holdings, LLC ("Federal"), a New York Limited Liability Company; Pollack Investment Partnership, LP ("PIP"), a New Jersey Limited Partnership, Dennis Pollack ("Pollack"), Williamson and Seidman. This Proxy Statement and WHITE proxy card are being first mailed or furnished to Stockholders on or about March --, 2002.

The Committee's goal is to preserve shareholder value and it is the opinion of the Committee that one of the best ways to accomplish this goal is through the representation of significant shareholders on the Board of Directors. Through representation on the Board of Directors, the Committee Nominees will attempt to persuade the Board of Directors to: (i) accelerate the Company's share repurchase program; and (ii)retain an investment banker to determine the value of the Company in a sale versus remaining independent.

Remember, your last dated proxy is the only one which counts, so return the WHITE card even if you delivered a prior proxy. We urge you not to return any proxy card sent to you by the Company.

Your vote is important, no matter how many or how few shares you hold. If your shares are held in the name of a brokerage firm, bank, or nominee, only they can vote your shares and only upon receipt of your specific instructions. Accordingly, please return the WHITE proxy card in the envelope provided by your Bank or Broker or contact the person responsible for your account and give instructions for such shares to be voted for the Committee Nominees.

If your shares are registered in more than one name, the WHITE proxy card should be signed by all such persons to ensure that all shares are voted for the Committee's Nominees.

Please refer to the Company's proxy statement for a full description of management's proposals, the securities ownership of the Company, the share vote required to ratify each proposal, information about the Company's Officers and Directors, including compensation, information about the ratification of the appointment of McGladrey & Pullen, LLP, as independent auditors and the date by which Stockholders must submit proposals for inclusion in the next Annual Meeting.

Holders of record of shares of Common Stock on the Annual Meeting Record Date are urged to submit a proxy even if such shares have been sold after that date. The number of shares of Common Stock outstanding as of the Annual Meeting Record Date is 1,241,793. Each share of Common Stock is entitled to one vote at the Annual Meeting.

If you have any questions or need assistance in voting your shares, please call:

                                D. F. King & Co.
                             Att: Richard Grubaugh
                                 77 Water Street
                            New York, New York 10005
                         (Call Toll Free (800) 628-8509)

                              THE COMMITTEE'S GOAL:

                        OUR GOAL IS TO MAXIMIZE THE VALUE
                         OF THE COMPANY'S STOCK FOR ALL
                                  SHAREHOLDERS

The Committee believes its fellow Shareholders have the same goal: to maximize the value of the Company's stock they purchased. The Committee believes that the Company should immediately retain an investment banker to explore a sale of the Company at a premium. Concurrently, the investment banker should also evaluate whether the Company can make in-market acquisitions that are accretive (acquisitions that will add to the earnings per share of the Company within one year). The Committee does not believe that the value of the Company's stock can be maximized solely through internal growth.

If the Company cannot grow through accretive acquisitions, the goal to maximize value can be accomplished most effectively by selling or merging the Company. The only way the Committee can be assured that its proposals receive appropriate consideration is through Board representation. The Committee has urged management to pursue acquisition/merger discussions with potentially interested banks so the Company could properly compare the economic benefits of an acquisition of other financial institutions to a sale of the Company.

No guarantee, or assurance, can be given that the Committee's proposals will result in a maximization of shareholder value. It is simply, and solely, the Committee's opinion that these proposals are likely to produce positive results for all shareholders.

                  SEIDMAN'S AND WILLIAMSON'S FEBRUARY 19, 2002
                           MEETING WITH LARRY HUFFMAN

On February 19, 2002 Messrs. Seidman and Williamson met with Mr. Huffman, the the President and Chief Executive Officer of the Company and primary subsidiary Kankakee Federal Savings Bank (the "Association") and two investment bankers representing the Company at the Company's main executive office in Kankakee.

Mr. Seidman requested that the Board be enlarged by two seats and that Mr. Williamson and he be added to the Board. This suggestion would not require any present Board Member to be removed. Based upon the Certificate of Incorporation and By-Laws of the Company, the addition of two seats to the Board would not require an amendment to the Certificate of Incorporation or By-Laws. Based upon the Certificate of Incorporation, the number of directors shall be fixed exclusively by the Board pursuant to a resolution adopted by a majority of the whole Board.

On Friday, February 22, 2002, Mr. Seidman received a phone call from one of the investment bankers who informed him that his proposal was rejected by the Board.

           THE PRICE RECEIVED BY ALL ILLINOIS COMMERCIAL BANKS SOLD
                  IN THE LAST THREE CALENDAR YEARS COMPARED TO
                         THE COMPANY'S FINANCIAL RESULTS

The Company's stock, based upon its closing price of $36.15 on February 22, 2002, is trading at 1.07 times its December 31, 2001 $33.86 stated book value and 13.79 times its twelve month December 31, 2001 diluted earnings per share of $2.62. In the opinion of the Committee, unless the Company can do an accretive acquisition, a sale of the Company at this time will be more beneficial than the Company remaining an independent financial institution. These facts are supported by the following chart, which reflects the mean and median price to book value, deposit premium and price to last twelve months earnings multiple paid for Illinois banks and thrifts acquired in 1999 (15 banks and 4 thrifts), 2000 (10 banks and 2 thrifts), 2001 (14 banks and 4 thrifts):

                       ILLINOIS MERGER ACTIVITY 1999-2001

1999                     PRICE/BOOK(%)       PRICE/EPS(x)      Deposit Premium
-------------------------------------------------------------------------------
BANK        Mean          195.05                22.79                 11.95
RATIO       Median        204.65                19.35                 11.51
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
THRIFT      Mean          161.81                36.49                 11.44
RATIO       Median        140.66                38.15                  6.51
-------------------------------------------------------------------------------

2000
-------------------------------------------------------------------------------
BANK        Mean          156.11                19.22                  6.11
RATIO       Median        157.11                17.36                  6.82
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
THRIFT      Mean          150.57                33.60                  3.72
RATIO       Median        150.57                33.60                  3.72
-------------------------------------------------------------------------------

2001
-------------------------------------------------------------------------------
BANK        Mean          157.10                19.26                  7.23
RATIO       Median        151.26                18.13                  6.24
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
THRIFT      Mean          139.24                16.22                  9.11
RATIO       Median        147.96                15.73                  8.72
-------------------------------------------------------------------------------

Based upon the 2001 mean and median valuations shown above, the Company based upon a $33.86 stated book value, 415,467 of deposits and 2.62 diluted earnings per share for the Calendar Year 2001, is worth the following per share amount:


               Book Value          Deposit Premium          LTM Earning
-------------------------------------------------------------------------------
Mean           $47.14               $64.78                    $42.50
Median         $50.09               $63.47                    $41.21
-------------------------------------------------------------------------------


There can be no assurance or guarantee that the Company would receive a price equal to or greater than the mean of median ratio stated above.


                            THEREFORE A VOTE FOR THE
                          COMMITTEE NOMINEES IS A VOTE
                             TO START THE PROCESS TO
                         ACCELERATE THE SHARE REPURCHASE
                            PROGRAM, ATTEMPT TO DO AN
                            ACCRETIVE ACQUISITION AND
                              IF NOT POSSIBLE SELL
                            THE COMPANY FOR A PREMIUM
                          PRICE WHICH IS OPPOSED BY THE
                          PRESENT BOARD AND MANAGEMENT

Each Shareholder should be aware that the present election is only to elect two Directors to the Board of Directors of the Company and has nothing to do with the election of Directors to the Association, the wholly owned banking subsidiary of the Company. The present Directors of the Company, even if the two
(2) Committee Nominees win this election, will still be able to appoint the Board of Directors of the Association, including the Company Nominees, even if they lose the election.

If a sale of the Company is not possible at a satisfactory price, the Committee Nominees, if elected, will work to increase the Company's earnings, earnings per share, earning assets and deposits and will strongly recommend that the Company aggressively pursue its stock repurchase program. In addition, the Committee Nominees will attempt to persuade the Company to pursue an accretive acquisition. The Board of Directors of the Company would have to determine a satisfactory price which could be either all cash or a combination of cash and stock. (The Board would have to make the same determination with respect to the consideration to be received in connection with a sale of the Company.) To accomplish the Committee's goal, the Nominees, if elected, will need the cooperation of two of the other Directors. Furthermore, the Nominees' plans could change subject to the fiduciary duty they will owe to all shareholders, if elected.

The Committee bases its position that the Board of Directors and Management of the Company oppose a sale of the Company upon a statement by Mr. Huffman to Mr. Seidman during a phone call prior to the February 19, 2002 meeting, which statement was restated during the February 19th meeting. Specifically, Mr. Huffman stated that at the present time the Board is not interested in pursuing a sale of the Company and would prefer remaining independent.

Shareholders will not be afforded a separate opportunity to vote on the implementation of a stock repurchase program. Shareholders will be required to vote on a sale or a merger; except an acquisition for cash may not require shareholder approval.

                  MR. SEIDMAN'S PAST HISTORY OF PROMOTING THE
                        MAXIMIZATION OF SHAREHOLDER VALUE

Seidman and Pollack have been involved in proxy contests in connection with the following seven separate companies since 1995, IBS Financial Corp.("IBSF"), Wayne Bancorp, Inc. ("WYNE"), South Jersey Financial Corp., Inc. ("SJFC"), Citizens First Financial Corp. ("CFSB"), Yonkers Financial Corp. ("YFCB"), First Federal Savings and Loan Association of East Hartford ("FFES")and Vista Bancorp, Inc. ("Vista") seeking to maximize shareholder value by either an accretive acquisition or sale of the respective companies. IBSF, WYNE, FFES, VBNJ, YFCB and SJFC were sold at significant premiums to their book value and earnings, as shown by the following chart:

                                 Multiples [X]              Director
Seller     Buyer                 Book Value %  LTM EPS [X]  Nominees
--------------------------------------------------------------------------------
Wyne  Valley National Bancorp      2.00           31.7      Seidman-Pollack
IBSF  Hudson United Bancorp.       1.45           31.0      Seidman-Pollack
SJFC  Richmond Cty. Fin. Corp.     1.14           24.1      Seidman
FFES  Connecticut Bancshares,Inc.  1.37           13.5      Seidman-Williamson*
VBNJ  United National Bankcorp     2.52           19.6      Pollack
YFCB  Atlantic Bank of New York    1.52           16.20     Seidman-Pollack
--------------------------------------------------------------------------------
*Separate proxy contest - Mr. Williamson was not Mr. Seidman's Board Nominee.

Pollack was a member of the Board of WYNE. Seidman was a member of the Board of SJFC and FFES, and Williamson was a member of the Board of FFES.

Seidman was not successful in his proxy contest with CFSB, VBNJ and YFCB. However, Seidman was successful in having CFSB conduct a Dutch Auction for 15% of its outstanding shares. Seidman had proposed this Dutch Auction and, in an agreement with CFSB, agreed to tender the shares he controlled into the auction and to execute a standstill agreement. Thus, the Dutch Auction resulted in large measure from proposals made by, and actions undertaken, by Seidman. With respect to YFCB Seidman continually pushed YFCB to sell. On November 14, 2001 YFCB announced a sale to Atlantic Bank of New York at $29.00 cash per share, based upon the above ratios.

The Board of Directors of CNYF and AHCI, each agreed voluntarily to increase by one (1) the size of the Board and Seidman was added to each respective Board. CNYF was sold to Niagara Bancorp, Inc. at a premium price of 1.30 times book and
27.57 times its last twelve (12) month earnings. AHCI was sold to Hudson River Bancorp, Inc. at a premium price of 1.25 times book and 25.60 times its last twelve (12) months earnings.

In addition, Seidman filed a Schedule 13D disclosing a plan to maximize shareholder value through an accretive acquisition or sale of 1st Bergen Bancorp, Inc. ("FBER"), Eagle BancGroup, Inc. ("EGLB"), and Jade Finacial Corporation ("IGAF"). All three institutions were sold shortly after the respective announcements. FBER was sold to Kearney Savings Bank for 1.78 % of book value and 28.6 times earnings. EGLB was sold to First Busey Corporation ("FBC") for 1.41% of book value and 30.3 times earnings. (EGLB and FBC are located in the same geographic part of Illinois as the Company.) IGAF was sold to PSB Bancorp, Inc. for 92% of book value and 26.06 times earnings. Except for IGAF, these companies were sold at a significant premium to book value and earnings and its prevailing stock price.

All of the above institutions, except Vista Bancorp, Inc. (VBNJ) were thrifts. Commercial banks normally receive multiples greater than thrifts.

There is no guarantee that the Company can be sold for a premium equal to or greater than the premium paid for the commercial banks and thrifts mentioned in this proxy statement.

            RETURN ON AVERAGE EQUITY AND CHANGE OF CONTROL AGREEMENTS

The following chart reflects the Company's return on average equity for the past six calendar years:

                         1996                6.72%
                         1997                7.98%
                         1998                5.86%
                         1999                4.07%
                         2000                6.93%
                         2001                8.2%

Therefore, in six years the average return on equity has increased 1.48% or 1/4 of 1% per year. In the Committee"s opinion, the historically average return on equity is anemic.

Unfortunately, the Board rewarded management for its sub-par performance with Change of Control Agreements for Gerald C. Chantome,Carol S. Hoekstra, Larry D. Huffman, Michael A. Stanfa and Ronald J. Walters. Each of these agreements have identical terms, which generally provide that if the executive is terminated by the Company within either six months before or one year after a change of control of the Company, as defined in the agreements, then the executive will receive a severance equal to three times the sum of his or her base salary, average performance bonus (2 year average) and average retirement plan contributions (2 year average). Additionally, the Company entered into a Change of Control Agreement with Terry L. Ralston, which is identical to the other agreements, with the exception that Mr. Ralston will receive one times the sum of his base salary, average performance bonuses and average retirement plan contributions.

In the Committee's opinion the issuance of these Change of Control Agreements to so many executives with a three times multiple is excessive. The Committee is not opposed to reasonable Change of Control Agreements. The Committee can only estimate the cost to the Shareholders of these Agreements because no disclosure to date has been provided. The Committee estimates the cost at not less than $1,300,000 or $1.07 per share.

                        ELECTION OF COMMITTEE NOMINEES

When you return the Committee's proxy card you are only voting for Seidman and Williamson. Each of these candidates has consented to being named in this Proxy Statement and has agreed to serve as a Director, if elected.

Robert Williamson, age 43, is a private investor whose principal office is located at 25 Greenview Dr., Apt. 29, Manchester, NH 03102. Williamson has sole investment discretion and voting authority with respect to all of the Company's securities he owns.

Lawrence Seidman, age 54, is a private investor whose principal office is located at 100 Misty Lane, Parsippany, NJ 07054. Mr. Seidman has sole investment discretion and voting authority for SAL, SIP, SIPII, Kerrimatt and Federal and shared investment discretion and voting authority for PIP. Mr. Seidman, since March 10, 1999, has been the President, General Counsel and a Director of Menlo Acquisition Corporation. Mr. Seidman is also Manager of Seidman & Associates, LLC, Co-General Partner of Pollack Investment Partnership, L.P. President of Veteri Place Corp., the sole General Partner of Seidman Investment Partnership, LP, Seidman Investment Partnership II, LP, Manager of Federal Holdings, L.L.C. and business consultant to certain partnerships and individuals, including, but not limited to, Kerrimatt, LP.

The members of the Committee have agreed to act in concert; however, they have expressly reserved the right to terminate their agreement to act in concert.

During the last ten (10) years: (i) none of the Committee members has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) none of the Committee members, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws; (iii) the Committee members, other than SIPII, Williamson, Pollack, PIP and Kerrimatt, were parties to a civil proceeding which ultimately mandated activities that were subject to federal securities laws. Specifically, a civil action was filed by IBSF, during a proxy contest with certain members of the Committee, in the U.S. District Court. This litigation named the members of the Committee, as Defendants; except, SIPII, Pollack, PIP, Williamson and Kerrimatt. The claim was made that three members on the Committee did not make all of the disclosures required by the Securities Exchange Act of 1934. The District Court entered a Judgment dismissing the claims made by IBSF. The Third Circuit Court of Appeals reversed in part, and remanded the matter, determining that two (2) additional disclosures should have been made. Pending the remand, an Amended
Schedule 13D was filed making additional disclosures with regard to Seidcal Associates and Kevin Moore concerning the background, biographical and employment, information on Brant Cali of Seidcal and Kevin Moore of Federal. Thereafter, the District Court entered a Judgment After Remand which directed the inclusion of these disclosures in the Schedule 13D.

None of the Committee members is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the registrant, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. In addition none of the Committee members or any associates of the Committee members have any arrangement or understanding with any person (a) with respect to any future employment by the Company or its affiliates; or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Mr. Seidman is the manager of SAL, Co-General Partner with Pollack in PIP, and is the President of the Corporate General Partner of SIP and SIPII and the investment manager for Kerrimatt and Federal; and, in that capacity, Mr. Seidman has the authority to cause those entities to acquire, hold, trade, and vote these securities and with respect to PIP, Seidman shares these functions with Pollack. SAL, SIP, SIPII, Kerrimatt, PIP and Federal were all created to acquire, hold, and sell publicly-traded securities. None of these entities was formed to solely acquire, hold, and sell the Company's securities. Each of these entities owns securities issued by one or more companies other than the Company. The members and limited partners in SIP, SIPII, SAL, Kerrimatt, PIP and Federal are all passive investors, who do not - and cannot - directly, or indirectly, participate in the management of these entities, including without limitation proxy contests. Seidman's total compensation is dependent upon the profitability of the operations of these entities, but no provision is made to compensate Seidman solely based upon the profits resulting from transactions from the Company's securities. In SAL, Seidman receives a $300,000 annual salary and a percentage of the profits, after the Members receive a return on their investment. In SIP, Federal and PIP, Seidman receives an annual fee, which is payable quarterly, based upon a valuation of the assets, and he receives a percentage of the profits. In Kerrimatt, Seidman receives an annual fee, which is payable quarterly based upon a valuation of the assets with a stated maximum fee payable, and he receives a percentage of the profits after a return to limited partners. In SIPII, Seidman receives a percentage of the profits and no annual fee.

On November 8, 1995, the acting Director of the Office of Thrift Supervision ("OTS") issued a Cease and Desist Order against Seidman ("C & D"), after finding that Seidman recklessly engaged in unsafe and unsound practices in the business of an insured institution. The C & D actions complained of were Seidman's allegedly obstructing an OTS investigation. The C & D ordered him to cease and desist from (i) any attempts to hinder the OTS in the discharge of its regulatory responsibilities, including the conduct of any OTS examination or investigation; and (ii) any attempts to induce any person to withhold material information from the OTS related to the performance of its regulatory responsibilities. The Order also provides that for a period of no less than three (3) years if Seidman becomes an institution-affiliated party of any insured depository institution subject to the jurisdiction of the OTS, to the extent that his responsibilities include the preparation or review of any reports, documents, or other information that would be submitted or reviewed by the OTS in the discharge of its regulatory functions, all such reports, documents, and other information shall, prior to submission to, or review by the OTS, be independently reviewed by the Board of Directors or a duly appointed committee of the Board to ensure that all material information and facts have been fully and adequately disclosed. In addition, a civil money penalty in the amount of $20,812 was assessed.

The voting power over the Company's securities is not subject to any contingencies beyond standard provisions for entities of this nature (i.e., limited partnerships and limited liability companies) which govern the replacement of a manager or a general partner. Specifically, the shares held by each of the named entities are voted in the manner that Seidman elects, in his non-reviewable discretion; except for PIP, where the voting discretion is shared with Pollack.

Additional Information concerning the Committee is set forth in Appendices A and B hereto. Each of the individuals listed on Appendix A attached hereto is a citizen of the United States.

                                    AUDITORS
The Committee has no objection to the ratification of the appointment of McGladrey & Pullen, LLP, as independent accountants for the Company for the fiscal year ending December 31, 2002.

                             SOLICITATION; EXPENSES

Proxies may be solicited by the Committee by mail, advertisement, telephone, facsimile, telegraph, and personal solicitation. Phone calls will be made to individual shareholders by Seidman, Williamson and employees of D. F. King & Co. Seidman and Williamson will be principally responsible to solicit proxies for the Committee and certain of Seidman's employees will perform secretarial work in connection with the solicitation of proxies, for which no additional compensation will be paid. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward the Committee's solicitation material to their customers for whom they hold shares and the Committee will reimburse them for their reasonable out-of-pocket expenses. The Committee has retained D. F. King & Co. to assist in the solicitation of proxies and for related services. The Committee will pay D. F. King & Co. a fee of up to $25,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses. In addition, the Committee has also agreed to indemnify D. F. King & Co. against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. The Securities and Exchange Commission deems such an indemnification to be against public policy. Approximately ten (10) persons will be used by D. F. King & Co.in its solicitation efforts.

The entire expense of preparing, assembling, printing, and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by Seidman, Williamson, SAL, SIP, PIP, Federal, Kerrimatt and SIP II. The Committee does not intend to solicit proxies via the Internet.

Although no precise estimate can be made at the present time, the Committee currently estimates that the total expenditures relating to the Proxy Solicitation incurred by the Committee will be approximately $40,000 of which $7,500 has been incurred to date. The Committee intends to seek reimbursement from the Company for those expenses incurred by the Committee, if the Committee's Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the Shareholders.

For the proxy solicited hereby to be voted, the enclosed WHITE proxy card must be signed, dated, and returned to the Committee, c/o D. F. King & Co. Inc., in the enclosed envelope in time to be voted at the Annual Meeting. If you wish to vote for the Committee Nominees, you must submit the enclosed WHITE proxy card and must NOT submit the Company's proxy card. If you have already returned the Company's proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating, and mailing the enclosed WHITE proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING. Execution of a WHITE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) filing with the Secretary of the Company a later dated written revocation; (ii) submitting a duly executed proxy bearing a later date to the Committee; or (iii) attending and voting at the Annual Meeting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

Shares of Common Stock represented by a valid, unrevoked WHITE proxy card will be voted as specified. You may vote for the Committee's Nominees or withhold authority to vote for the Committee's Nominees by marking the proper box on the WHITE proxy card. Shares represented by a WHITE proxy card where no specification has been made will be voted for the Committee's Nominees and for McGladrey & Pullen, LLP.

Except as set forth in this Proxy Statement, the Committee is not aware of any other matter to be considered at the Annual Meeting. The persons named as proxies on the enclosed WHITE proxy card will, however, have discretionary voting authority as such proxies regarding any other business that may properly come before the Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, or nominee, only they can vote such shares and only upon receipt of your specific instructions. Accordingly, please return the proxy in the envelope provided to you or contact the person responsible for your account and instruct that person to execute on your behalf the WHITE proxy card.

Only holders of record of Common Stock on the Annual Meeting Record Date will be entitled to vote at the Annual Meeting. If you are a Shareholder of record on the Annual Meeting Record Date, you will retain the voting rights in connection with the Annual Meeting even if you sell such shares after the Annual Meeting Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Annual Meeting Record Date, or grant a proxy to vote such shares on the WHITE proxy card, even if you sell such shares after such date.

The Committee believes that it is in your best interest to elect the Committee's Nominees as Directors at the Annual Meeting. THE COMMITTEE STRONGLY RECOMMENDS A VOTE FOR THE COMMITTEE NOMINEES AND FOR THE PROPOSED AUDITORS.

           KANKAKEE BANCORP, INC.COMMITTEE TO PRESERVE SHAREHOLDER VALUE.


                              I M P O R T A N T !!!

If your shares are held in "Street Name" only your bank or broker can vote your shares and only upon receipt of your specific instructions. Please return the proxy provided to you or contact the person responsible for your account and instruct them to vote for the Committee's Nominees on the WHITE proxy card.

If you have any questions, or need further assistance, please call Lawrence Seidman at 973-560-1400, Extension 108, or, our proxy solicitor: D. F. King & Co., Att: Richard Grubaugh, 77 Water Street, New York, New York 10005, at 800-628-8509.

                                   APPENDIX A

                      THE COMMITTEE TO PRESERVE SHAREHOLDER
                             VALUE AND ITS NOMINEES

The participants who comprise the Committee own in the aggregate 70,850 shares of Common Stock, representing approximately 5.80% of the shares outstanding and are as follows:

Seidman and Associates, L.L.C. ("SAL"), is a New Jersey limited liability company, organized to invest in securities, whose principal and executive offices are located at 19 Veteri Place, Wayne, New Jersey 07470. Lawrence Seidman is the Manager of SAL and has sole investment discretion and voting authority with respect to such securities.

Seidman Investment Partnership, L.P. ("SIP"), is a New Jersey limited partnership, whose principal and executive offices are located at 19 Veteri Place, Wayne, NJ 07470. Veteri Place Corporation is the sole General Partner of SIP and Lawrence Seidman is the only shareholder director and officer of Veteri Place Corporation. Seidman has sole investment discretion and voting authority with respect to such securities.

Seidman Investment Partnership II, L.P. ("SIPII"), is a New Jersey limited partnership, whose principal and executive offices are located at 19 Veteri Place, Wayne, NJ 07470. Veteri Place Corporation is the sole General Partner of SIPII and Lawrence Seidman is the only shareholder director and officer of Veteri Place Corporation. Seidman has sole investment discretion and voting authority with respect to such securities.

Kerrimatt, LP (Kerrimatt), is a limited partnership formed, in part, to invest in stock of public companies whose principal and executive offices are located at 80 Main Street, West Orange, New Jersey 07052. Lawrence Seidman has the sole investment discretion and voting authority with respect to such securities until September 27, 2003

Federal Holdings L.L.C. ("Federal"), is a New York limited liability company, organized to invest in securities, whose principal and executive offices are located at One Rockefeller Plaza, 31st Floor, New York, NY 10020. Lawrence B. Seidman is the Manager of Federal and has sole investment discretion and voting authority with respect to such securities.

Pollack Investment Partnership ("PIP") is a New Jersey limited partnership whose principal and executive offices are located at 47 Blueberry Drive, Woodcliff Lakes, New Jersey 07677. Pollack and Seidman are co-general partners of PIP and share the investment discretion and voting authority with respect to such securities.

Lawrence Seidman is a private investor, with discretion over certain client accounts and is the Manager of Federal and SAL, and the President of the Corporate General Partner of SIP and SIP II, co-general partner of PIP and the investment manager of Kerrimatt. See Footnote No. 1 below for information concerning regulatory action.

Dennis Pollack is the co-general partner of PIP and shares discretion with Seidman with respect to this entity, and is a businessman and a private investor. In addition, Mr. Pollack is the President and Chief Executive Officer of Pegasus Funding Group, Inc. and a Vice President of Valley National Bank.

Robert Williamson is a private investor.

The following sets forth the name, business address, and the number of shares of Common Stock of the KNK beneficially Owned as of February 22, 2002, by each of the Committee Members [The actual stock purchase transactions are set forth on Exhibit B.]
                                                     Number of Shares
                                                     of Common Stock
                                  Beneficially
          Name                                       Owned & Owned    Percent
         Class             Business Address          in Record Name    of
------------------------------------------------------------------------------
1. Seidman and Associates   Lanidex Center,            13,685       1.125
   L.L.C.(SAL)              100 Misty Lane
                            Parsippany, NJ 07054
2. Seidman Investment       19 Veteri Place             9,063        .745
   Partnership, L.P.(SIP)   Wayne, NJ 07470
3. Seidman Investment       19 Veteri Place             8,054        .662
   Partnership II, L.P.(SIPII) Wayne, NJ 07470
4. Lawrence Seidman and     19 Veteri Place            58,900        4.84
   discretionary clients    Wayne, NJ 07470
    (1) (2)
5. Federal Holdings, LLC    One Rockefeller Plaza       8,798        .723
   (Federal)                New York, NY 10020
6. Kerrimatt, LP            80 Main St.                 8,798        .723
   (Kerrimatt)              West Orange, NJ 07052
7. Pollack Investment       47 Blueberry Drive          5,115        .420
   Partnership, L.P. (PIP)  Woodcliff Lake, NJ 07677
8. Dennis Pollack (2)       47 Blueberry Drive          6,215        .510
   (Pollack)                Woodcliff Lake, NJ 07677
9. Robert Williamson        25 Greenview Dr., Apt. 29, 10,850        .892
   (Williamson)             Manchester, NH 03102
------------------
(1)    Includes all shares owed by SAL, SIP, SIPII, Federal, Kerrimatt, and PIP.
(2)    Includes shares owned by PIP.
Seidman may be deemed to have sole voting power and dispositive power as to 53,785 shares beneficially owned by SIP, SIP II, SAL, Kerrimatt and Federal and his discretionary clients and shared voting power and dispositive power as to the 5,115 shares owned by PIP. Pollack and Williamson have the sole voting authority and depositive power for all the shares they own. On November 8, 1995, the acting director of the Office of Thrift Supervision (OTS) issued a Cease and Desist Order against Seidman ("C & D") after finding that Seidman recklessly engaged in unsafe and unsound practices in the business of an insured institution. The C & D actions complained of were Seidman's allegedly obstructing an OTS investigation. The C & D ordered him to cease and desist from
(i) any attempts to hinder the OTS in the discharge of its regulatory responsibilities, including the conduct of any OTS examination or investigation; and (ii) any attempts to induce any person to withhold material information from the OTS related to the performance of its regulatory responsibilities. The Order also provides that for a period of no less than three (3) years if Seidman becomes an institution-affiliated party of any insured depository institution subject to the jurisdiction of the OTS, to the extent that his responsibilities include the preparation or review of any reports, documents, or other information that would be submitted or reviewed by the OTS in the discharge of its regulatory functions, all such reports, documents, and other information shall, prior to submission to, or review by the OTS, be independently reviewed by the Board of Directors or a duly appointed committee of the Board to ensure that all material information and facts have been fully and adequately disclosed. In addition, a civil money penalty in the amount of $20,812 was assessed.

EXHIBIT B

Entity                   Date       Cost Per Share        Proceed  No. of Shares
Seidman & Assoc         6/1/00         19.6125             3,628.31         185
Seidman & Assoc         6/1/00         19.6125           182,690.44       9,315
Seidman & Assoc         6/1/00         19.6125             9,806.25        5000
Seidman & Assoc         6/7/00         20.3000            60,900.00       3,000
Seidman & Assoc        6/26/00         20.9250            37,665.00       1,800
Seidman & Assoc        6/30/00         20.8000             4,160.00         200
Seidman & Assoc        1/17/01         23.9490         (223,086.79)      (9,315)
Seidman & Assoc         1/7/02         28.2900           240,507.50       8,500
Seidman & Assoc         2/1/02         23.9490          (11,974.60)        (500)
Subtotal                                                 316,270.71      13,685

SIP                     6/1/00         19.6125            78,450.00       4,000
SIP                     6/7/00         20.3000            60,900.00       3,000
SIP                    6/20/00         20.9250            42,122.03       2,013
SIP                    6/20/00         20.9250            18,560.48         887
SIP                    7/27/00         21.1050            37,989.00       1,800
SIP                     8/2/00         21.1750            21,175.00       1,000
SIP                    1/17/01         23.9490          (95,796.80)      (4,000)
SIP                    1/17/01         23.9490          (71,847.60)      (3,000)
SIP                    1/17/01         23.9490          (21,242.94)        (887)
SIP                     1/7/02         28.2900           120,253.75       4,250
Subtotal                                                 190,562.92       9,063

SIP II                  6/1/00         19.6125            78,450.00       4,000
SIP II                  6/7/00         20.3000            48,801.20       2,404
SIPII                   6/7/00         20.3000            12,098.80         596
SIP II                 8/10/00         21.1750             8,470.00         400
SIP II                 1/17/01         23.9490          (95,796.80)      (4,000)
SIP II                 1/17/01         23.9490          (14,273.72)        (596)
SIP II                 9/28/01         25.0500            12,525.00         500
SIP II                 10/2/01         25.2500            12,625.00         500
SIP II                  1/7/02         28.2900           120,253.75       4,250
Subtotal                                                 183,153.23       8,054

Federal Holdings        6/1/00         19.6125            78,450.00       4,000
Federal Holdings        6/7/00         20.3000            60,900.00       3,000
Federal Holdings       7/12/00         21.2250            96,531.30       4,548
Federal Holdings       7/12/00         21.2250             9,593.70         452
Federal Holdings       1/17/01         23.9490          (95,796.80)      (4,000)
Federal Holdings       1/17/01         23.9490          (71,847.60)      (3,000)
Federal Holdings       1/17/01         23.9490          (10,825.04)        (452)
Federal Holdings        1/7/02         28.2900           120,253.75       4,250
Subtotal                                                 187,259.31       8,798

`                       6/7/00         20.3000           142,100.00       7,000
Kerri-Matt             7/12/00         21.2250            11,631.30         548
                       7/12/00         21.2250             9,593.70         452
Kerri-Matt             7/25/00         21.0500            16,840.00         800
Kerri-Matt             7/27/00         21.1050            67,536.00       3,200
Kerri-Matt             1/17/01         23.9490         (167,644.39)      (7,000)
Kerri-Matt             1/17/01         23.9490          (10,825.04)        (452)
Kerri-Matt              1/7/02         28.2900           120,253.75       4,250
Subtotal                                                 189,485.32       8,798

Pollack Invest Prtshp  12/19/00        21.0500             5,578.25         265
Pollack Invest Prtshp  12/19/00        21.0500             9,156.75         435
Pollack Invest Prtshp  1/17/01         23.9490          (10,417.90)        (435)
Pollack Invest Prtshp  9/25/01         25.3000            12,650.00         500
Pollack Invest Prtshp   1/7/02         28.2900           123,083.25       4,350
Subtotal                                                 140,050.35       5,115

Lawrence Seidman &     6/1/00         19.6125            22,299.41        1,137
 Clients               6/1/00         19.6125            36,538.09        1,863
                       1/17/01        23.9490          (44,617.35)       (1,863)
                       1/7/02         28.2950           120,253.75        4,250
Subtotal                                                134,473.90        5,387

Pollack                1/26/01         23.7500             4,775.00         200
Pollack                1/26/01         23.9300            21,661.50         900
Subtotal                                                  26,436.50       1,100

Williamson              6/7/00         24.2500            12,145.00         500
Williamson             6/13/01         25.2500            12,645.00         500
Williamson             6/14/01         25.6000           (2,539.91)        (100)
Williamson             6/15/01         25.6000           (5,099.82)        (200)
Williamson             6/19/01         25.1500            20,120.00         800
Williamson             6/19/01         25.1500            30,183.95       1,200
Williamson             6/22/01         25.0000            12,520.00         500
Williamson             6/22/01         25.1600            12,580.00         500
Williamson             6/26/01         24.9000             5,000.00         200
Williamson              7/9/01         25.1600            12,580.00         500
Williamson             7/10/01         25.0000            12,520.00         500
Williamson              8/1/01         25.7000            12,870.00         500
Williamson              8/3/01         26.1600            13,080.00         500
Williamson              8/3/01         26.1600            13,080.00         500
Williamson              8/7/01         26.1100            13,054.00         500
Williamson              8/8/01         25.9900            19,488.95         750
Williamson             8/13/01         25.9100            12,953.95         500
Williamson             8/13/01         26.1600            13,080.00         500
Williamson             9/21/01         26.0000            13,020.00         500
Williamson             9/21/01         26.1600            13,078.95         500
Williamson             12/4/01         27.1100            13,554.00         500
Williamson              1/7/02         29.0800            14,540.00         500
Williamson              1/7/02         29.0200            29,020.00       1,000
Williamson              1/3/02         28.7300          (22,987.50)        (800)
Subtotal                                                 280,486.57      10,850
Total                                                  1,648,178.81      70,850

                                    P R O X Y

THIS PROXY IS SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF KANKAKEE BANCORP, INC.BY THE COMMITTEE TO PRESERVE SHAREHOLDER VALUE.

                         ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Robert Williamson and Lawrence Seidman with full power of substitution as proxy for the undersigned, to vote all shares of common stock, par value $.01 per share of Kankakee Bancorp, Inc., (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 2002, or any adjournment(s) or postponement(s) thereof (the "Meeting"), as follows:

1. ELECTION OF DIRECTORS - To elect ROBERT WILLIAMSON AND LAWRENCE SEIDMAN

             -- FOR                 -- WITHHOLD

To withhold authority to vote for the election of Robert Williamson and Lawrence Seidman, write the respective name in the following space or withhold authority for Robert Williamson and Lawrence Seidman by placing an X next to Withhold.)

2. APPOINTMENT OF McGLADREY & PULLEN, LLP, AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002:

                    For ___ Against ___ Abstain __

 IMPORTANT:  PLEASE SIGN AND DATE ON THE REVERSE SIDE.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. Unless otherwise specified, this proxy will be voted "FOR" the election of the Committee's Nominees as a Director and "FOR" the appointment of McGladrey & Pullen, LLP, the independent accountants. This proxy revokes all prior proxies given by the undersigned.

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof, as provided in the proxy statement provided herewith.

Please sign exactly as your name appears hereon or on your proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card votes all shares held in all capacities.

                                       Dated:___________________________________

                                       _________________________________________
                                                                     (Signature)
                                       _________________________________________
                                                    (Signature, if jointly held)

                                     Title: ____________________________________


 PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY.